Exhibit 99.1


BPZ  Energy, Inc. Completes  $6 Million Private Placement

Tuesday, October 5,  12:00PM ET

HOUSTON. Texas, Oct. 5 /PRNewswire-FirstCall/ -- BPZ Energy, Inc. (OTC Bulletin
Board: NVDC - News) announced today, that it has closed its private placement that began on July 27, 2004. The offering, which was substantially over-subscribed, was completed on $6,000,000/3,000,000 shares. The Company intends to use the net proceeds of this offering to develop its existing oil & gas properties, to acquire new properties, and for general working capital purposes, as management deems appropriate.

Closing of the private placement comes on the heels of the recently announced merger between Navidec, Inc. and BPZ Energy, Inc. Under the terms of the merger, BPZ Energy became a wholly owned subsidiary of Navidec in a tax-free share exchange. Navidec will change its name to BPZ Energy, Inc. BPZ Energy is an oil and gas exploration and production company headquartered in Houston, Texas. BPZ Energy has exclusive ownership interests in over 2.7 million acres in Northwest Peru besides other interests in Ecuador and elsewhere, covering both on shore and off shore concessions. BPZ Energy believes it has identified several structures in its Peruvian holdings that may contain reserves of one billion barrels of oil and several trillion cubic feet of natural gas.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and BPZ Energy's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.